Exhibit 3

                                   STOCK PURCHASE AGREEMENT (this
                         "Agreement"), dated as of November 24, 2000, by and among CHATHAM STREET HOLDINGS, LLC, a Delaware limited liability company (the "Seller"), CENDANT CORPORATION, a Delaware corporation ("Cendant"), CENDANT FINANCE HOLDING CORPORATION, a Delaware corporation and an affiliate of Cendant ("Cendant Finance" and, collectively with Cendant the "Buyer"), with respect to Section 6 hereof only, WMC FINANCE CO., a Delaware corporation ("WMC"), and with respect to Section 8 hereof only, APOLLO INVESTMENT FUND III, L.P. "Apollo").

          WHEREAS, the parties hereto deem it desirable and in their respective best interests to enter into this Agreement for Seller to sell to Buyer (a) 2,626,712 shares (the "WMC Common Shares") of Class A Common Stock (the "WMC Common Stock") of WMC, (b) 1,561,000 shares (the "Move.com Common Shares") of the class of Cendant's common stock designated as Move.com Common Stock (the "Move.com Common Stock"), (c) a warrant to purchase 780,500 shares of Move.com Common Stock for a purchase price of $64.08 per share and (d) a warrant to purchase 780,500 shares of Move.com Common Stock for a purchase price of $128.16 per share (the warrants referred to in (c) and (d), the "Warrants" and, collectively with the WMC Common Stock and the Move.com Common Stock, the "Transferred Securities") and for Buyer to sell to Seller 2,606,342 shares (the "WMC Preferred Shares") of Series E Cumulative Senior Preferred Stock of WMC (the "WMC Preferred Stock"); and

          WHEREAS, the parties hereto deem it desirable and in their respective best interests for Seller, in connection with the sale of the Transferred Securities, to assign to Buyer all of its right, title and interest as a holder of the Move.com Common Shares and the Warrants pursuant to the Registration Rights Agreement, dated as of March 29, 2000 (the "Move.com Registration Rights Agreement").

          NOW THEREFORE, the parties hereto hereby agree as follows:


          1. SALES OF TRANSFERRED SECURITIES.

          (a) In consideration of the payment as described in Section 1(b) hereof, the delivery by Cendant Finance of the WMC Preferred Shares held by Cendant Finance as described in Section 1(c) hereof and the agreement by Cendant to make payments, if any, following the consummation of a Homestore Transaction as described in Section 1(d) hereof, the Seller agrees, at the Closing, to sell, assign, transfer and convey to Buyer without representation or warranty (other than as expressly provided herein), all of its right, title and interest in and to (i) the Transferred Securities and as a holder of the Move.com Common Shares and the Warrants under the Move.com Registration Rights Agreement, free and clear of all liens, claims, charges and encumbrances whatsoever, and with no restrictions on the voting rights of the Transferred Securities and (ii) the 2,626,712 WMC Common Shares, free and clear of all liens claims, charges and encumbrances whatsoever, and with no a restrictions on the voting rights of the WMC Common Shares.

          (b) Cendant hereby agrees, at the Closing, to pay to Seller $75.1 million (the "Initial Payment Amount") payable in consideration for the conveyance of the securities set forth in Sections 1(a)(i) and (ii). The Initial Payment Amount shall be paid in cash at the Closing by wire transfer of immediately available funds to accounts designated by Seller.

          (c) Cendant Finance hereby agrees, at the Closing, to sell, assign, transfer and convey to Seller without representation or warranty (other than as expressly provided herein), in consideration of the conveyance of the securities set forth in Sections 1(a)(i) and (ii), all of its right, title and interest in the 2,606,342 WMC Preferred Shares owned of record and beneficially by Cendant Finance, free and clear of all liens, claims, charges and encumbrances whatsoever, and with no restrictions on the voting rights thereof. At the Closing, Cendant Finance shall deliver to Seller certificates representing all of such WMC Preferred Shares, duly endorsed for transfer to Seller or its designee. Cendant Finance hereby waives compliance with any of the procedures relating to a redemption of the WMC Preferred Shares contained in the Certificate of Designations relating to the WMC Preferred Shares filed with the Secretary of State of Delaware on March 9, 2000.

          (d) If a Homestore Transaction shall be consummated at any time on or prior to the second anniversary of the date hereof, Cendant shall pay to Seller an additional amount equal to $15.0 million (the "Homestore Transaction Amount"), payable by Cendant, in consideration for the conveyance of the securities set forth in Sections 1(a)(i) and (ii), within ninety (90) days after the consummation of such Homestore Transaction (the date on which such payment is made, the "Homestore Payment Date"); provided, however, that at Cendant's option, up to 100% of such Homestore Transaction Amount shall be payable by delivering to Seller a number of Marketable Securities (as defined below), the Proceeds (as defined in Section 5 below) of which shall be equal to the Homestore Transaction Amount minus the actual cash payment made by Cendant on the Homestore Payment Date. The cash portion of the Homestore Transaction Amount shall be payable in immediately available funds on the Homestore Payment Date. The Marketable Securities (if any) delivered by Cendant pursuant to this Section shall be delivered simultaneously with the sale of such Marketable Securities pursuant to
Section 5 hereof. For purposes of this Agreement, securities shall only be "Marketable Securities" if (i) they are fully-paid and non- assessable shares, free and clear of all liens, charges or encumbrances whatsoever, and with no restrictions on the voting rights thereof of (a) the class of Cendant's common stock designated as Cendant Common Stock ("Cendant Common Stock" and/or (b) common stock of Homestore.com, Inc. ("Homestore Common Stock"), (ii) the offer and sale of such securities to Seller on the Homestore Payment Date has been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to an effective registration statement, (iii) such securities shall be capable of being resold publicly by Seller immediately after the delivery thereof pursuant to this Agreement in compliance with Federal and state securities laws and (iv) securities of the same class thereof are listed for trading, and trading thereon is not suspended, on the New York Stock Exchange, in the case of Cendant Common Stock, or the Nasdaq National Market, in the case of Homestore Common Stock (as the case may be), on the date of sale thereof by Cendant as set forth in
Section 5 below. For purposes hereof, a "Homestore Transaction" shall mean any transaction between Move.com, Inc., a Delaware corporation ("Move.com"), and/or Cendant, on the one hand, and Homestore.com, Inc., on the other hand, which results in (x) the sale of all or substantially all of the assets of Move.com or any of its subsidiaries in one or a series of related transactions, whether by merger, consolidation, sale of assets or otherwise,
(y) a merger, consolidation, sale of securities of Move.com or other transaction or series of related transactions, as a result of which either
(1) any person or "group" (as defined in Rules 13d-1 and 13d-5 under the Securities Exchange Act of 1934, as amended) becomes the beneficial owner of securities representing at least thirty-five percent (35%) of the outstanding Move.com Common Stock, the outstanding equity securities of Move.com or the outstanding voting securities of Move.com or (2) the holders of the voting securities of Move.com issued and outstanding prior to such transaction or series of related transactions cease to hold at least sixty-five percent (65%) fo the issued and outstanding common stock, equity securities and voting securities of the surviving entity immediately following such transaction or series of related transactions (in each case, assuming the conversion of all convertible securities and the exercise of all options, warrants and other rights held by such beneficial owner) or (z) the directors of Move.com as of the date hereof together with directors approved by a majority of the directors in office at the time of election of any new directors of Move.com shall cease to constitute a majority of the total number of directors of Move.com.

          (e) Upon the Closing, (i) Cendant shall record on its books and records the transfer of the Move.com Common Shares and the Warrants from Seller to Buyer and (ii) WMC shall record on its books and records the transfer of (A) the WMC Common Shares from Seller to Buyer and (B) the WMC Preferred Shares from Buyer to Seller.

          2. CLOSING. The closing (the "Closing") shall take place simultaneously with the execution and delivery of this Agreement (the "Closing Date"), at the offices of O'Sullivan Graev & Karabell, LLP, 30 Rockefeller Plaza, New York, New York 10112.

          3. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Buyer as follows:

          (a) CORPORATE AUTHORIZATION. Seller has all requisite power and authority to execute, deliver and perform this Agreement and the transactions contemplated hereby, and the execution, delivery and performance by Seller of this Agreement have been duly authored by all requisite action by Seller. This Agreement has been duly executed and delivered by Seller and, assuming due execution by Cendant and Cendant Finance, this Agreement constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws and subject to general principles of equity.

          (b) EXPERIENCE; ACCESS TO INFORMATION. Seller is an accredited investor within the meaning of Regulation D promulgated by the Securities and Exchange Commission and, by virtue of its experience in evaluating and investing in private placement transactions of securities in companies similar to Cendant, Seller is capable of evaluating the merits and risks of its investment in Cendant, and has the capacity to protect its own interests. Seller acknowledges that Cendant does not make any representation or warranty as to the future profitability, success or business prospects of Cendant.

          (c) INVESTMENT. Seller has not been formed solely for the purpose of making this investment and is acquiring the Cendant Common Stock (if any) for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution of any part thereof, except pursuant to an effective registration statement pursuant to the Securities Act. Seller understands that the Cendant Common Stock to be acquired by it have not been registered under the Securities Act, or applicable state and other securities laws by reason of a specific exemption from the registration provisions of the Securities Act and applicable state and other securities laws, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Seller's representations as expressed herein.

          (d) VALID TITLE. Seller has valid title to the WMC Common Stock and the Transferred Securities and there are no liens, charges or encumbrances in respect of the WMC Common Stock or the Transferred Securities. Seller has all rights under the Move.com Registration Rights Agreement in connection with the Transferred Securities and has not assigned any of such rights thereunder to any other Person.

          (e) NO ADDITIONAL REPRESENTATIONS. THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS SECTION 3 ARE THE ONLY REPRESENTATIONS AND WARRANTIES MADE BY THE SELLER. EXCEPT AS SPECIFICALLY SET FORTH HEREIN, ALL WARRANTIES, EXPRESS OR IMPLIED, ARE HEREBY DISCLAIMED AND EXCLUDED, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT SHALL THE SELLER BE LIABLE FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES.

          4. REPRESENTATIONS AND WARRANTIES OF BUYER. Cendant and Cendant Finance jointly and severally represent and warrant to Seller as of the date hereof as follows:

          (a) CORPORATE AUTHORIZATION. Each of Cendant and Cendant Finance has all requisite power and authority to execute, deliver and perform this Agreement and the transactions contemplated hereby, and the execution, delivery and performance by each of Cendant and Cendant Finance of this Agreement have been duly authorized by all requisite action by each of Cendant and Cendant Finance. This Agreement has been duly executed and delivered by each of Cendant and Cendant Finance and, assuming due execution by WMC and Seller, this Agreement constitutes a valid and binding obligation of each of Cendant and Cendant Finance, enforceable against each of Cendant and Cendant Finance in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws and subject to general principles of equity.

          (b) EXPERIENCE; ACCESS TO INFORMATION. Buyer is an accredited investor within the meaning of Regulation D promulgated by the Securities and Exchange Commission and, by virtue of its experience in evaluating and investing in private placement transactions of securities in companies similar to WMC, Buyer is capable of evaluating the merits and risks of its investment in WMC, and has the capacity to protect its own interests. Buyer acknowledges that WMC and Seller do not make any representation or warranty as to the future profitability, success or business prospects of WMC. Buyer is currently a stockholder of WMC, has had access to WMC's senior management, has had an opportunity to ask questions and receive answers from WMC and its senior management regarding matters relevant to WMC and an investment therein and has had the opportunity to obtain any and all information and conduct such due diligence review as it has deemed appropriate.

          (c) INVESTMENT. Cendant Finance has not been formed solely for the purpose of making this investment and is acquiring the WMC Common Shares for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution of any part thereof. Cendant Finance understands that the WMC Common Shares to be acquired by it have not been registered under the Securities Act, or applicable state and other securities laws by reason of a specific exemption from the registration provisions of the Securities Act and applicable state and other securities laws, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Cendant's and Cendant Finance's representations as expressed herein.

          (d) VALID TITLE. Cendant Finance has valid title to all of the WMC Preferred Shares purchased by Buyer on March 9, 2000 (or issued in connection with any payment of an in-kind dividend thereon since such date) and there are no liens, charges or encumbrances in respect of the WMC Preferred Shares.

          5. SALES OF MARKETABLE SECURITIES. In the event that Cendant elects to pay a portion of the Homestore Transaction Amount by delivering Marketable Securities to Seller pursuant to Section 1(d) hereof, Cendant shall cause such Marketable Securities to be sold on Seller's behalf on the Homestore Payment Date or as soon as possible thereafter through a broker selected by Cendant on the Homestore Payment Date. The Proceeds of the sale of such Marketable Securities shall be paid to Seller simultaneously with the settlement of such sale transaction. As used in this Agreement, the "Proceeds" of any sale of Marketable Securities by Seller hereunder shall be equal to the cash proceeds, net of all underwriters', sales or brokers' commissions and discounts and all other fees and expenses relating to or arising out of the transactions contemplated hereby, including without limitation, all registration expenses, in each case, that are incurred by Seller and are not paid by Cendant.

          6. REPURCHASES OF WMC COMMON STOCK BY WMC. WMC represents that the WMC Common Stock being delivered to Buyer at the Closing constitutes no more than 19.99% of the shares of WMC Common Stock outstanding as of the Closing Date. WMC agrees that, for so long as Buyer owns any shares of WMC Common Stock, WMC shall not, without the prior written consent of Buyer, repurchase, redeem, reclassify, cancel or otherwise reduce the number of its outstanding shares of capital stock if the effect of such repurchase, redemption, reclassification, cancellation or other reduction would be to cause Buyer to own more than 19.99% of the outstanding shares of WMC Common Stock.

          7. PUBLIC ANNOUNCEMENTS. Buyer and Seller hereby covenant and agree to consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statement or disclosure with respect to the transactions contemplated by this Agreement.

          8. INDEMNIFICATION OF BUYER BY APOLLO. Apollo shall indemnify, defend and hold harmless Buyer and any of its directors, officers, agents and affiliates (the "Buyer Indemnified Parties") from and against any and all losses, damages and liabilities (including reasonable attorneys' fees and expenses) suffered by any of the Buyer Indemnified Parties as a result of, arising out of, or incurred with respect to Buyer's ownership of the WMC Common Shares (which, for the avoidance of doubt, shall exclude the loss of the value of the WMC Common Shares) other than those losses, damages and liabilities as a result of, arising out of, or incurred with respect to any material misstatement by any Buyer Indemnified Party in any filing or submission to any governmental authority or any document sent to Buyer's stockholders.

          9. MISCELLANEOUS. (a) Governing Law. All questions concerning the construction, interpretation and validity of this Agreement shall be governed by and construed and enforced in accordance with the internal law of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether in the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York.

          (b) SUBMISSION TO JURISDICTION. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any court of the State of New York or Federal court of the United States of America sitting in the Sate of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such court of the State of New York or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT OF THE STATE OF NEW YORK OR FEDERAL COURT SITTING IN THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

          (c) COUNTERPARTS. This Agreement may be executed in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together when delivered shall constitute one and the same agreement.

          (d) COMPLETE AGREEMENT. This Agreement and the instruments or agreements referred to herein contains the complete agreement among the parties and supersedes any prior understandings, agreements or representations by or between the parties, written or oral which may have related to the subject matter hereof in any way.

          (e) AMENDMENTS. This Agreement may only be amended in a writing executed by each of the parties hereto.

          IN WITNESS WHEREOF, the parties hereto have caused their authorized representatives to execute this Agreement on the date first written above.


                           CHATHAM STREET HOLDINGS, LLC

                           By:            /s/ Marc E. Becker
                                    ---------------------------------------
                                    Name:   Marc E. Becker
                                    Title:  Vice President



                           CENDANT CORPORATION

                            By:          /s/ Eric J. Bock
                                    ---------------------------------------
                                    Name:  Eric J. Bock
                                    Title: Senior Vice President - Law



                           CENDANT FINANCE HOLDING CORPORATION

                              By:        /s/ Eric J. Bock
                                    ---------------------------------------
                                    Name:    Eric J. Bock
                                    Title:   Senior Vice President - Law

WMC FINANCE CO.
(with respect to Section 6 only)


By:      /s/ Scott McAfee
    ---------------------------------------
Name:  Scott McAfee
Title:





APOLLO INVESTMENT FUND III, L.P.
(with respect to Section 8 only)

By:    Apollo Advisors II, L.P.,
       its general partner

By:    Apollo Capital Management II, Inc.
       its general partner

By:        /s/ Josh Harris
   -----------------------------------------
       Name:  Josh Harris
       Title: Vice President






                                   AMENDMENT NO. 1, dated as of March 29,
                         2001 (this "Amendment") to the STOCK PURCHASE AGREEMENT, dated as of November 24, 2000, by and among CHATHAM STREET HOLDINGS, LLC, a Delaware limited liability company, CENDANT CORPORATION, a Delaware corporation, CENDANT FINANCE HOLDING CORPORATION, a Delaware corporation and an affiliate of Cendant Corporation, with respect to
                         Section 6 thereof only, WMC FlNANCE CO., a Delaware corporation, and, with respect to Section 8 thereof only, APOLLO INVESTMENT FUND III, L.P. (the "Original Agreement", as amended, this "Agreement").

                                  Preamble
                                  --------

          WHEREAS, Section 9(e) of the Original Agreement allows the amendment of the Original Agreement by a writing executed by each of the parties thereto; and

          WHEREAS, the undersigned constitute each of the parties to the Original Agreement and have determined that it would be in their respective best interests to amend the Original Agreement on the terms and conditions set forth in this Amendment.

          NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties to this Amendment hereby agree as follows:

          Section 1. CAPITALIZED TERMS. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Original Agreement.

          Section 2. AMENDMENTS TO THE ORIGINAL AGREEMENT. The Original Agreement is hereby amended as follows:

          (a) Section 1 of the Original Agreement is hereby amended by deleting Section 1(b) in its entirety and substituting the following language in lieu thereof:

          "Cendant hereby agrees, at the Closing, to pay to Seller $75.1 million (the "Initial Payment Amount"), payable in consideration for the conveyance of the securities set forth in Sections 1(a)(i) and (ii). The Initial Payment Amount shall be paid in cash at the Closing by wire transfer of immediately available funds to accounts designated by Seller. Cendant hereby agrees to pay Seller, on March 29, 2001, an additional amount of $5.0 million (the "Additional Payment Amount"), payable in consideration for the conveyance of the securities set forth in Sections 1(a)(i) and
          (ii). The Additional Payment Amount shall be paid in cash on March 29, 2001 by wire transfer of immediately available funds to accounts designated by the Seller."

          (b) The first sentence of Section 1(d) of the Original Agreement is hereby amended by deleting "$15.0 million" and replacing it with "$10.0 million".

          Section 3. ENTIRE AGREEMENT. Except as modified by this Amendment, the Original Agreement shall remain in full force and effect, enforceable in accordance with its terms. This Amendment is not a consent to any waiver or modification of any other terms or conditions of the Agreement or any of the instruments or documents referred to in the Agreement and shall not prejudice any right or rights which the parties thereto may now or hereafter have under or in connection with the Agreement or any of the instruments or documents referred to therein. The Original Agreement and this Amendment contain all of the agreements between the parties with respect to the subject matter thereof. The parties to this Amendment hereby acknowledge that nothing contained herein shall modify or otherwise alter the obligations of WMC Finance Co. pursuant to the Original Agreement.

          Section 4. EFFECTIVENESS. This Amendment shall become effective on the date each of the parties hereto shall have executed a copy hereof (whether the same or different copies).

          Section 5. COUNTERPARTS. This Amendment may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one agreement.

          Section 6. GOVERNING LAW. All questions concerning the construction, interpretation and validity of this Amendment shall be governed by and construed and enforced in accordance with the internal law of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether in the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York.

                                  * * * * *


          IN WITNESS WHEREOF, the parties hereto have caused their authorized representatives to execute this Agreement on the date first written above.


                              CHATHAM STREET HOLDINGS, LLC



                              By:          /s/ Marc E. Becker
                                     ------------------------

                                     Name:    Marc E. Becker
                                     Title:   Vice President



                              CENDANT CORPORATION


                              By:           /s/ Samuel L. Katz
                                     -------------------------
                                     Name:    Samuel L. Katz
                                     Title:   Senior Executive Vice President



                              CENDANT FINANCE HOLDING CORPORATION


                              By:          /s/ Samuel L. Katz
                                     -------------------------
                                     Name:    Samuel L. Katz
                                     Title:   Senior Executive Vice President


WMC FINANCE CO.



By:      /s/ Scott A. McAfee
         --------------------------
Name:   Scott A. McAfee
Title:  President and CEO




APOLLO INVESTMENT FUND III, L.P.

By:      Apollo Advisors II, L.P.,
         its general partner

By:      Apollo Capital Management II, Inc.,
         its general partner


By:       /s/ Josh Harris
         --------------------------
Name:    Josh Harris
Title:   Vice President